Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IRIS ENERGY LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, as par value	2023 Long-Term Incentive Plan	3,000,000(2)	$12.79(3)	$38,370,000	$5,663.41
Total		3,000,000(2)	$12.79(3)	$38,370,000	$5,663.41

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Shares”), of Iris Energy Limited (doing business as IREN) (the “Company”) that become issuable under the Company’s 2023 Long-Term Incentive Plan (the “2023 LTIP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Shares.

(2)	Represents Shares issuable upon the vesting and settlement of restricted share units (“RSUs”) outstanding under the 2022 LTIP.

(3)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of $12.79 per Share on June 24, 2024 for RSUs granted under the 2023 LTIP.